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                                                                   Exhibit I


                                 AMENDMENT NO. 4
                                       TO
                   NOTE, STOCK PURCHASE AND WARRANT AGREEMENT
                          dated as of December 8, 1998



         THIS AMENDMENT NO. 4 dated as of December 8, 1998, (this "Amendment") to the Agreement (as defined below) is entered into between Elephant & Castle Group Inc. (the "Company") and GE Investment Private Placement Partners II, a Limited Partnership ("GEIPPPII").

                              W I T N E S S E T H:


         WHEREAS, the Company and GEIPPPII have entered into that certain Note, Stock Purchase and Warrant Agreement dated as of November 30, 1995, as amended by Amendment No.1 dated as of May 31, 1996, Amendment No. 2 dated as of March 14, 1997 and Amendment No. 3 dated as of October 17, 1997 (the "Agreement");

         WHEREAS, capitalized terms unless otherwise defined herein shall have the meaning attributed thereto in the Agreement;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and GEIPPPII hereby agree as follows:

         1. Amendment. (a) Paragraph 2B(b)(iii)(C) is hereby amended by inserting immediately after the words "respectively, beginning September 30, 1997" the words "and ending March 31, 1998".

         (b) Paragraph 4 is hereby amended (i) by renumbering paragraphs 4D, 4E and 4F, as paragraphs 4E, 4F and 4G, respectively, and (ii) by inserting at the end of Paragraph 4C a new paragraph 4D which shall read in full as follows:

         "4D. Mandatory Repurchase at Holders' Option upon Equity Financing. Up to $2,000,000 (Two Million Dollars) principal amount of Notes issued on the Fourth Closing Date and up to $1,000,000 (One Million Dollars) principal amount of Notes issued on the Third Closing Date shall be subject to repurchase, at the option of the holder of such Notes, at any time and from time to time after the six month anniversary of the date of the Exchange (as defined below) that the Company issues to the public, common stock, preferred stock or securities convertible into, exercisable for or exchangeable into common stock or preferred stock (collectively, a "Public Offering"), provided, however, that the provisions of this Paragraph 4D shall not apply to the exchangeable notes issued by the Company pursuant to that certain Note Agreement


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dated as of December 8, 1998 between the Company and GEIPPPII (the "Bridge Loan
Agreement") or the convertible subordinated notes to be exchanged therefore (the "Exchange") pursuant to the terms of such Bridge Loan Agreement or to be issued to other investors. This option may be exercised by the holders of such Notes for a period ending ninety (90) days subsequent to receipt by the holders of such Notes of written notice from the Company to the effect that such equity financing has occurred upon at least 10 days written notice from the holders to the Company electing repurchase of the Notes specifying (i) the principal amount of Notes issued on the Fourth Closing Date and/or the principal amount of Notes issued on the Third Closing Date to be repurchased, (ii) the repurchase date and
(iii) the repurchase price for such Notes which shall be (A) the principal amount of such Notes, and (B) a premium equal to that amount which is sufficient to provide a return equal to 20% (twenty percent) per annum on such principal amount of Notes, taking into account any cash interest or dividends paid on such Notes, provided, however, that if the Company effects a Public Offering at any time after the date hereof and prior to the six month anniversary of the date of the Exchange and subsequently effects a Public Offering after the six month anniversary of the date of the Exchange, such premium shall be equal to that amount which is sufficient to provide a return equal to 25% (twenty-five percent) per annum on such principal amount of Notes, in each case, from the date of issuance of such Notes to and including the date of such repurchase, compounded annually."

         (c) Paragraph 4G is hereby amended by inserting in such paragraph 4G immediately after the words "as required by paragraph 4C" the words "or paragraph 4D".

         (d) Paragraph 9D is hereby amended by inserting at the end of paragraph 9D(9) a new paragraph 9D(10) which shall read in full as follows:

         "9D(10) Nonapplicability of Paragraph 9D to certain shares of Common Stock. Notwithstanding anything to the contrary contained in this Agreement, the provisions of paragraph 9D (other than this paragraph 9D(10)) shall not apply to, and shall not adjust the Conversion Price with respect to, any shares of Common Stock issuable upon conversion of $2,000,000 (Two Million Dollars) principal amount of Notes issued on the Fourth Closing Date and $1,000,000 (One Million Dollars) principal amount of Notes issued on the Third Closing Date, in each case as such amount may be reduced by the principal amount of such Notes repurchased pursuant to Paragraph 4D."

         (e) Paragraph 12 is hereby amended by deleting the words "Peter J. Barnett or George W. Pitman" from the definition of "Change in Control Event" and by inserting in lieu thereof the words "Martin O'Dowd or Richard Bryant".

         2. Reconfirmation. The Company and GEIPPPII hereby reconfirm their rights and obligations under the Agreement as amended and restated hereby.

         3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.


                                       2

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         4. Governing Law. THIS AMENDMENT SHALL IN ALL RESPECTS BE GOVERNED BY,
AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.


                                       3

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         IN WITNESS WHEREOF, the Company and GEIPPPII have each caused this
Amendment to be duly executed and delivered as of the day and year first above written.


                         GE INVESTMENT PRIVATE PLACEMENT
                         PARTNERS II, A LIMITED PARTNERSHIP

                         By: General Electric Investment Management, its general
                              partner

                         By: /s/ Anthony J. Mariani
                            ---------------------------------------------------
                            Name: Anthony J. Mariani
                            Title: Vice President


                         ELEPHANT & CASTLE GROUP INC.


                         By: /s/ J. Barnett
                            ---------------------------------------------------
                            Name: J. Barnett
                            Title: Chairman of the Board